State of Delaware
                        Office of the Secretary of State
                        --------------------------------

     I, Edward J. Freel, Secretary of State of the State of Delaware, Do Hereby Certify the Attached is a true and Correct Copy of the Certificate of Amendment of "iCommerce Group, Inc.", filed in this office on the Eighteenth Day of December, A.D. 1999, at 10 O'Clock A.M. A Filed Copy of this Certificate has been Forwarded to the New Castle County Recorder of Deeds.


                                      (Seal) /s/ Edward J. Freel
                                             --------------------------------
                                             Edward J. Freel, Secretary of State

                                             Authentication:  0127411

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                              iCommerce GROUP, INC,


         iCommerce Group, Inc., (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         The amendment to the Corporation's Certificate of Incorporation as set forth in the following resolution approved, by the Corporation's Board of Directors and sole Series Preferred Shareholder was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

         RESOLVED, that the Board of Directors hereby authorizes an amendment to its Certificate of Incorporation to correct a scrivener's error which incorrectly stated the conversion rights and voting rights of the Series B Preferred Stock, and as such, the Board hereby approved an amendment to the Certificate of Incorporation, as amended, to change the conversion ratio of the Series B Preferred Stock to 1:2, and the Voting rights such that each share of Series B Preferred Stock shall be entitled to two votes. Accordingly, with reference to Paragraph 4, the designated Series B Preferred Stock, the sections entitled "Voting Rights" and "Conversion Privilege shall read, respectively, as follows:

                2. Voting Rights. Holders of the shares of Series B Preferred Stock shall be entitled to full voting rights, share for share, with the then outstanding Common Stock of the Corporation as well as with any other class or series of stock of the Corporation which have general voting power with the Common Stock concerning any matter being voted upon. Except as so provided, shares of Series B Preferred Stock shall at no time be entitled, as a series, class or otherwise, to any other or special or restrictive voting rights of any kind whatsoever, except as then and when and to the extent required by applicable law. On all matters on which the Series B Preferred Stock is entitled to vote by law, the Series B Preferred Stock holders shall be entit1ed to two (2) votes per share of Series B Preferred Stock, voting separately as a single class, and the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Series B Preferred Stock shall constitute a quorum.

                3. Conversion Privilege. Each share of Series B Preferred Stock is convertible at the sole option of the Corporation into two (2) shares of Common Stock of the Corporation.

         The foregoing amendment was duly adopted by written consent of the sole holder of the issued and outstanding Series B Preferred Shares, and by the unanimous written consent of the Board of Directors on November 24, 1999.

         IN WITNESS WHEREOF, iCommerce Group, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by J. D. Jenkins, President, and attested to by J. D. Jenkins, Secretary and the seal of the Corporation has been duty affixed hereto, this 7th day of December, 1999.


                                            iCommerce GROUP. INC.


                                            By: /s/ J. D. Jenkins
                                                ---------------------
                                                J. D. Jenkins, President

ATTEST:

J. D. Jenkins
------------------------
J. D. Jenkins, Secretary